Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 4, 2009, relating to the financial statements of China Tobacco Mauduit (Jiangmen) Paper Industry Company Ltd., appearing in the Annual Report on Form 10-K of Schweitzer-Mauduit International, Inc. for the year ended December 31, 2008. We also consent to the reference to us under the heading “Experts” appearing in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte Touche Tohmatsu
Hong Kong
November 6, 2009